UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 29, 2013

EVERCORE PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32975	20-4748747
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

55 East 52nd Street

New York, New York 10055

(Address of principal executive offices)

(212) 857-3100

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2013, the Compensation Committee of the Board of Directors of Evercore Partners Inc. (the “Company”) agreed to grant to Ralph L. Schlosstein, the Company’s President and Chief Executive Officer, in accordance with and pursuant to the terms of the Company’s 2006 Stock Incentive Plan (the “Plan”), 50,000 restricted stock units (the “RSUs”), subject to performance and time based vesting conditions as described below. Such grant was made pursuant to a separate restricted stock unit award agreement (the “Restricted Stock Unit Award Agreement”).

Under the Restricted Stock Unit Award Agreement, the RSUs vest as follows: (1) On the 4th anniversary of the grant date, provided that Mr. Schlosstein remains in continuous employment through such date and the Company’s stock price has by then closed at or above $45 for 20 consecutive trading days; or (2) If prior to the 4th anniversary of the grant date, Mr. Schlosstein’s employment terminates due to (a) termination by the Company without Cause (as defined in the Restricted Stock Unit Award Agreement), (b) his death or (c) his Disability (as defined in the Plan), provided that in each case, the Company’s stock price has closed at or above $45 for 20 consecutive trading days prior to the termination of his employment.

Shares will be deliverable upon vesting and will be eligible for net settlement for withholding tax purposes.

RSUs not previously settled in shares of Class A Common Stock are subject to forfeiture in the event of a breach of certain restrictive covenants.

A copy of the Restricted Stock Unit Award Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The foregoing description of the Restricted Stock Unit Award Agreement is qualified in its entirety by reference to the complete copy of the Restricted Stock Unit Award Agreement filed herewith.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

EXHIBIT NO.	DESCRIPTION

Exhibit 10.1	Restricted Stock Unit Award Agreement, effective as of January 29, 2013, between Evercore Partners Inc. and Ralph L. Schlosstein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EVERCORE PARTNERS INC.

By:	/s/ ADAM B. FRANKEL
Name:	Adam B. Frankel
Title:	General Counsel

Dated: January 31, 2013

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

Exhibit 10.1	Restricted Stock Unit Award Agreement, effective as of January 29, 2013, between Evercore Partners Inc. and Ralph L. Schlosstein